Exhibit 99.1

Contact: Jennifer Rosa        (216) 429-5037

For release Wednesday, August 3, 2011

TFS Financial Corporation Announces Fiscal Quarter Ended June 30, 2011 Financial Results

(Cleveland, OH – August 3, 2011) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced results for the three and nine month periods ended June 30, 2011.

The Company reported net income of $6.0 million for the three months ended June 30, 2011, compared to net income of $10.2 million for the three months ended June 30, 2010. The decrease was attributable to a decrease in the net gain on the sale of loans of $19.5 million during the current quarter, as compared to the quarter ended June 30, 2010, partially offset by a $7.5 million decrease in the provision for loan losses and an increase of $5.6 million in net interest income in the current quarter, as compared to the quarter ended June 30, 2010. Net income of $861 thousand was reported for the nine months ended June 30, 2011, compared to net income of $22.1 million for the nine months ended June 30, 2010. The decrease was attributable to a combination of a $25.0 million decrease in the net gain on the sale of loans, an $8.5 million increase in the provision for loan losses, and a $6.4 million increase in non-interest expenses, partially offset by an $11.3 million increase in net interest income and a $10.3 million decrease in income tax expense, in the current nine month period, as compared to the nine months ended June 30, 2010.

Net interest income increased $5.6 million, or 10%, to $63.0 million for the three months ended June 30, 2011 from $57.5 million for the three months ended June 30, 2010. Net interest income increased $11.3 million, or 7%, to $183.6 million in the current nine-month period from $172.3 million for the nine months ended June 30, 2010. Low interest rates have decreased the yield on interest-earning assets, as well as the rate paid on deposits and borrowed funds. The interest rate spread increased 23 basis points to 2.03% compared to 1.80% in the same quarter last year, as funds from short term investments were redeployed into mortgage loans. The net interest margin increased 20 basis points to 2.37% compared to 2.17% in the same quarter last year.

The Company recorded a provision for loan losses of $22.5 million for the three months ended June 30, 2011, compared to $30.0 million for the three months ended June 30, 2010. The provisions exceeded net charge-offs of $19.9 million and $15.9 million for the three months ended June 30, 2011 and 2010, respectively. The provision for loan losses was $79.5 million for the nine months ended June 30, 2011 compared to $71.0 million for the nine months ended June 30, 2010. The provisions exceeded net charge-offs of $59.4 million and $47.8 million for the nine months ended June 30, 2011 and 2010, respectively. Of the $59.4 million of net charge-offs for the nine months ended June 30, 2011, $40.4 million occurred in the equity loans and lines of credit portfolio. The allowance for loan losses was $153.3 million, or 1.56% of total loans receivable at June 30, 2011, compared to $133.2 million, or 1.43% of total loans receivable at September 30, 2010, and further compared to $118.4 million, or 1.33%, of total loans receivable at June 30, 2010. Included in the allowance for loan losses is a specific reserve for losses on impaired loans which was $54.9 million, $46.0 million and $38.6 million at June 30, 2011, September 30, 2010 and June 30, 2010, respectively.

Nonperforming loans decreased by $46.5 million to $240.1 million, or 2.44% of total loans, at June 30, 2011 from $286.6 million, or 3.08% of total loans, at September 30, 2010, and further, non-performing loans decreased by $50.6 million at June 30, 2011, compared to $290.7 million, or 3.25% of total loans, at June 30, 2010. Of the $46.5 million decrease in non-performing loans for the nine months ended June 30, 2011, $9.0 million occurred in the residential, non-Home Today portfolio, $20.2 million occurred in the Home Today portfolio, $16.2 million occurred in the equity loans and lines of credit portfolio and $1.1 million occurred in the construction loans portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $267.6 million at June 30, 2011 and $280.5 million at September 30, 2010. Total loan delinquencies were $289.0 million, or 2.92% of total loans receivable at June 30, 2011, compared to $328.8 million, or 3.51% of total loans receivable at September 30, 2010, and further compared to $337.2 million, or 3.77%, of total loans receivable at June 30, 2010.

Non-interest income decreased $19.8 million, or 69%, to $8.8 million for the three months ended June 30, 2011 from $28.5 million for the three months ended June 30, 2010. Net gains on the sale of loans of $201 thousand were recorded during the three months ended June 30, 2011, compared to gains of $19.7 million for the three months ended June 30, 2010, reflecting the significantly lower volume of loan sales in the current fiscal year. Additionally, loan fees and service charges decreased $1.1 million in the current period compared to the same period in the prior year. This change is primarily related to servicing fees collected on loans sold. The balance of our sold loan portfolio has decreased 32% from June 30, 2010, due to the current low level of mortgage loan interest rates which prompted a significant increase in refinancing activity, combined with the low volume of loan sales. Non-interest income decreased $28.0 million, or 54%, to $23.8 million for the nine months ended June 30, 2011 from $51.8 million for the nine months ended June 30, 2010. The nine month results had similar trends as the three months’ results, with the lower volume of loan sales being the main reason for the decline. Increased refinancing activity caused an increase in mortgage servicing asset amortization which reduced loan servicing fees.

Non-interest expense decreased $1.1 million, or 3%, to $39.6 million for the three months ended June 30, 2011 from $40.7 million for the three months ended June 30, 2010 due to lower salaries and employee benefits and federal insurance premiums, partially offset by higher marketing services, real estate owned expenses and appraisal expenses. The federal insurance premium decrease was due to a combination of revised FDIC insurance assessment methodology effective April 1, 2011 and a revision to the assessable balances previously reported since April 1, 2009. Appraisal and other loan review expense increases related to the expanded review of our equity loan and lines of credit portfolio. Marketing expenses have increased due to increased promotion of adjustable rate mortgages. The salaries and benefits reduction was due to decreased bonus accruals and employee stock ownership costs. Non-interest expense increased $6.4 million, or 5%, to $126.5 million for the nine months ended June 30, 2011 from $120.1 million for the nine months ended June 30, 2010, mainly due to higher federal insurance premiums during the first six months of the current fiscal year, real estate owned expenses, appraisal expenses and other operating expenses, partially offset by lower salaries and employee benefits. The other operating expenses increase for the nine month period was mainly due to increased professional and administrative fees associated with our home equity lending reduction plan, and enhancements to equity lending account administration and enterprise risk management processes.

Total assets decreased by $198.5 million, or 2%, to $10.88 billion at June 30, 2011 from $11.08 billion at September 30, 2010. This change was the result of decreases in our cash and cash equivalents, investment securities and mortgage loans held for sale partially offset by an increase in our loan portfolio.

Cash and cash equivalents decreased $466.2 million, or 63%, to $277.6 million at June 30, 2011 from $743.7 million at September 30, 2010, and investment securities decreased $213.2 million, or 32%, to $458.4 million at June 30, 2011 from $671.6 million at September 30, 2010. This change can be attributed to the reinvestment of our most liquid assets into loan products.

Loans held for investment, net increased $516.5 million, or 6%, to $9.70 billion at June 30, 2011 from $9.18 billion at September 30, 2010. Residential mortgage loans increased $849.6 million during the nine months ended June 30, 2011, while the equity loans and lines of credit portfolio decreased by $288.4 million. A total of $956.1 million of adjustable rate mortgages (mainly five year loans) were originated during the nine months ended June 30, 2011, representing 55% of all residential mortgage originations, compared to $28.7 million and 2.4% for the nine month period last year. Under a marketing effort to offset future interest rate risk exposure, adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have an outstanding principal balance of $1.25 billion as of June 30, 2011. The total principal balance of adjustable rate first mortgage loans was $1.67 billion, or 23.0% of all first mortgage residential loans, at June 30, 2011, compared to $569.7 million, or 9.5%, at June 30, 2010.

Deposits decreased $150.0 million, or 2%, to $8.70 billion at June 30, 2011 from $8.85 billion at September 30, 2010. This decrease is largely the result of a $251.4 million decrease in our certificates of deposit partially offset by an $88.8 million increase in our high-yield savings accounts combined with an $11.2 million increase in our high-yield checking accounts for the nine months ended June 30, 2011.

Borrowed funds increased $115.0 million, or 164%, to $185.1 million at June 30, 2011 from $70.2 million at September 30, 2010. This increase reflects additional, lower cost, mainly short term FHLB borrowings.

Principal, interest and related escrow owed on loans serviced decreased $195.0 million, or 69%, to $89.4 million at June 30, 2011 from $284.4 million at September 30, 2010. This decrease mainly reflects the settlement of an increased level of prepayments for loans serviced for other investors and to a lesser extent, a lower balance in the sold loan portfolio.

Accrued expenses and other liabilities increased $40.7 million, or 62%, to $105.9 million at June 30, 2011 from $65.2 million at September 30, 2010. This increase reflects the in-transit status of real estate tax payments that have been collected from borrowers and will be remitted to various taxing agencies.

At June 30, 2011, the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk-based capital ratio was 20.77% and its total-risk based capital was 22.02%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

“After extensive work by our associates, I am able to share that the key provision of the Memorandums of Understanding (MOU) – the home equity reduction plan – was met and exceeded six months prior to the December 31, 2011, deadline,” said Chairman and CEO Marc A. Stefanski.

“At this time, we are working diligently with our new regulators, The Federal Reserve Bank and the Office of the Comptroller of the Currency to terminate the MOU as soon as possible and return to offering a dividend to our stockholders and buy back shares of stock.”

As of June 30, 2011, the Association had met and exceeded its targets under the terms of a Home Equity Reduction Plan (the “Plan”) that was submitted to the Association’s primary regulator, the Office of Thrift Supervision (the “OTS”), in September 2010, as required under a Memorandum of Understanding originally dated August 13, 2010 and replaced on February 7, 2011 (the “MOU”), between the Association and the OTS. The key financial element of the Plan was a reduction by December 31, 2011, using June 30, 2010 as a starting point, of $1 billion in home equity loan commitments, including a $300 million reduction in outstanding balances. At June 30, 2011, commitments, including those lines suspended, but subject to customer appeal, have been reduced by $1.05 billion and outstanding balances have been reduced by $335.7 million. The Company has responded as required to, and has complied with, all of the remaining timeframes specified by the OTS in the MOU. The MOU requirements also carry costs to complete which will continue to increase the Company’s non-interest expense in amounts that are not expected to, but may, be material to its results of operations. Effective July 21, 2011, the OTS was integrated into the Office of the Comptroller of the Currency (the “OCC”), and the OCC became the Association’s primary regulator. On the same date, The Board of Governors of the Federal Reserve System (the “Federal Reserve”), became the Company’s primary regulator. The requirements of the MOU will remain in effect until the OCC and Federal Reserve, collectively as the successor regulators, decide to terminate, suspend or modify them. The Company is working with its new regulators as they evaluate the issues raised in the MOU and the remediation efforts completed, with the goal of formalizing a timeline to terminate the MOU and to reinstate a stock repurchase and dividend strategy.

The Company, as previously announced, will host a post-earnings conference call at 10:00 a.m. (ET) on August 4, 2011. The toll-free dail-in number is 800-895-0198, Conference ID 7TFSLQ311. A telephone replay will be available beginning at 1:30 p.m. (ET) August 4, 2011 by dialing 800-677-6124. The conference call will be simultaneously webcast on the Company’s website www.thirdfederal.com under the Investor Relations link under the “About Us” tab, and will be archived for 30 days after the event, beginning August 5, 2011. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company’s website.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	changes in consumer spending, borrowing and spending habits;

•	the impact of the current governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery that began last year;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which will impact us;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us, including the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	June 30, 2011	September 30, 2010

ASSETS

Cash and due from banks	$33,757	$38,804
Other interest-bearing cash equivalents	243,812	704,936

Cash and cash equivalents	277,569	743,740

Investment securities:
Available for sale (amortized cost $16,573 and $24,480, respectively)	16,664	24,619
Held to maturity (fair value $449,380 and $657,076, respectively)	441,691	646,940

	458,355	671,559

Mortgage loans held for sale (none measured at fair value)	0	25,027
Loans held for investment, net:
Mortgage loans	9,863,637	9,323,073
Other loans	6,916	7,199
Deferred loan fees, net	(19,020)	(15,283)
Allowance for loan losses	(153,305)	(133,240)

Loans, net	9,698,228	9,181,749

Mortgage loan servicing assets, net	30,791	38,658
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	20,126	15,912
Premises, equipment, and software, net	60,518	62,685
Accrued interest receivable	35,625	36,282
Bank owned life insurance contracts	169,172	164,334
Other assets	91,537	100,461

TOTAL ASSETS	$10,877,541	$11,076,027

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$8,701,896	$8,851,941
Borrowed funds	185,129	70,158
Borrowers’ advances for insurance and taxes	28,817	51,401
Principal, interest, and related escrow owed on loans serviced	89,430	284,425
Accrued expenses and other liabilities	105,882	65,205

Total liabilities	9,111,154	9,323,130

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	0	0
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,442,143 and 308,395,000 outstanding at June 30, 2011 and September 30, 2010, respectively	3,323	3,323
Paid-in capital	1,690,561	1,686,062
Treasury Stock, at cost; 23,876,607 and 23,923,750 shares at June 30, 2011 and September 30, 2010, respectively	(287,797)	(288,366)
Unallocated ESOP shares	(80,168)	(82,699)
Retained earnings – substantially restricted	453,503	452,633
Accumulated other comprehensive loss	(13,035)	(18,056)

Total shareholders’ equity	1,766,387	1,752,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,877,541	$11,076,027

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$103,845	$103,902	$309,439	$315,713
Investment securities available for sale	43	150	198	416
Investment securities held to maturity	2,871	4,674	9,001	14,639
Other interest and earnings assets	527	664	1,822	1,813

Total interest and dividend income	107,286	109,390	320,460	332,581

INTEREST EXPENSE:
Deposits	43,723	51,446	135,387	158,779
Borrowed funds	518	480	1,441	1,439

Total interest expense	44,241	51,926	136,828	160,218

NET INTEREST INCOME	63,045	57,464	183,632	172,363

PROVISION FOR LOAN LOSSES	22,500	30,000	79,500	71,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	40,545	27,464	104,132	101,363

NON-INTEREST INCOME
Fees and service charges, net of amortization	4,507	5,626	11,829	16,658
Net gain on the sale of loans	201	19,716	490	25,510
Increase in and death benefits from bank owned life insurance contracts	1,621	1,623	4,840	4,820
Income on private equity funds	763	200	977	546
Other	1,667	1,363	5,709	4,276

Total non-interest income	8,759	28,528	23,845	51,810

NON-INTEREST EXPENSE
Salaries and employee benefits	19,694	22,223	56,994	63,879
Marketing services	2,102	920	6,306	4,971
Office property, equipment and software	4,986	5,046	14,983	15,661
Federal insurance premium	2,759	4,239	14,591	12,762
State Franchise tax	1,459	1,329	3,826	3,709
Real estate owned expense, net	1,994	1,380	5,906	4,042
Appraisal and other loan review expenses	1,005	158	4,907	480
Other operating expenses	5,553	5,386	18,958	14,609

Total non-interest expense	39,552	40,681	126,471	120,113

INCOME BEFORE INCOME TAXES	9,752	15,311	1,506	33,060

INCOME TAX EXPENSE	3,767	5,074	645	10,975

NET INCOME	$5,985	$10,237	$861	$22,085

Earnings per share – basic and fully diluted	$0.02	$0.03	$0.00	$0.07

Weighted average shares outstanding
Basic	300,347,978	299,826,025	300,234,492	299,725,977
Diluted	301,147,673	300,577,738	300,918,065	300,335,743

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2011				Three Months Ended June 30, 2010
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)

Interest-earning assets:
Other interest-bearing cash equivalents	259,418	132		0.20%	550,312	269		0.20%
Investment securities	10,617	9		0.34%	18,157	97		2.14%
Mortgage-backed securities	470,380	2,905		2.47%	633,343	4,727		2.99%
Loans	9,886,873	103,845		4.20%	9,344,295	103,902		4.45%
Federal Home Loan Bank stock	35,620	395		4.44%	35,620	395		4.44%

Total interest-earning assets	10,662,908	107,286		4.02%	10,581,727	109,390		4.14%

Noninterest-earning assets	256,182				333,853

Total assets	$10,919,090				$10,915,580

Interest-bearing liabilities:
NOW accounts	$990,841	933		0.38%	$984,609	1,403		0.57%
Savings accounts	1,649,197	2,580		0.63%	1,514,703	3,512		0.93%
Certificates of deposit	6,090,631	40,210		2.64%	6,302,435	46,531		2.95%
Borrowed funds	173,944	518		1.19%	70,009	480		2.74%

Total interest-bearing liabilities	8,904,613	44,241		1.99%	8,871,756	51,926		2.34%

Noninterest-bearing liabilities	256,149				271,736

Total liabilities	9,160,762				9,143,492
Shareholders’ equity	1,758,328				1,772,088

Total liabilities and shareholders’ equity	$10,919,090				$10,915,580

Net interest income		$63,045				$57,464

Interest rate spread (b)				2.03%				1.80%

Net interest-earning assets (c)	$1,758,295				$1,709,971

Net interest margin (d)		2.37	%(a)			2.17	%(a)

Average interest-earning assets to average interest-bearing liabilities	119.75%				119.27%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2011				Nine Months Ended June 30, 2010
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)

Interest-earning assets:
Other interest-bearing cash equivalents	316,493	664		0.28%	370,540	610		0.22%
Investment securities	12,227	91		0.99%	17,798	282		2.11%
Mortgage-backed securities	534,040	9,108		2.27%	624,969	14,773		3.15%
Loans	9,810,287	309,439		4.21%	9,402,090	315,713		4.48%
Federal Home Loan Bank stock	35,620	1,158		4.33%	35,620	1,203		4.50%

Total interest-earning assets	10,708,667	320,460		3.99%	10,451,017	332,581		4.24%

Noninterest-earning assets	266,983				322,810

Total assets	$10,975,650				$10,773,827

Interest-bearing liabilities:
NOW accounts	$979,186	2,769		0.38%	$978,889	4,410		0.60%
Savings accounts	1,617,485	7,639		0.63%	1,398,742	10,389		0.99%
Certificates of deposit	6,167,622	124,979		2.70%	6,288,794	143,980		3.05%
Borrowed funds	117,382	1,441		1.64%	70,009	1,439		2.74%

Total interest-bearing liabilities	8,881,675	136,828		2.05%	8,736,434	160,218		2.45%

Noninterest-bearing liabilities	340,647				270,281

Total liabilities	9,222,322				9,006,715
Shareholders’ equity	1,753,328				1,767,112

Total liabilities and shareholders’ equity	$10,975,650				$10,773,827

Net interest income		$183,632				$172,363

Interest rate spread (b)				1.94%				1.79%

Net interest-earning assets (c)	$1,826,992				$1,714,583

Net interest margin (d)		2.29	%(a)			2.20	%(a)

Average interest-earning assets to average interest-bearing liabilities	120.57%				119.63%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.